Contact:	Investors & Analysts:
John D. Emerick, Jr.
Fair Isaac Corporation
(800) 213-5542
investor@fairisaac.com

Media:
Brian Kane
Fair Isaac Corporation
(612) 758-5232
briankane@fairisaac.com
Customer Centricity Drives Reorganization at Fair Isaac
Plan designed to accelerate adoption of EDM technology and business growth across industries. Reorganization will yield annual savings of $24 million and one-time third quarter charges of $5.7 million.
MINNEAPOLIS — June 16, 2006 — Fair Isaac Corporation (NYSE: FIC), the leading provider of analytics and decision management technology, today announced details of a restructuring plan designed to accelerate growth. The restructuring initiative, initially outlined on the company’s second-quarter 2006 earnings call, is focused on enabling accelerated growth in both core and new markets, with both established and new clients. Key components include a shift from a product-centric to a client-centric go-to-market model, closer integration of sales and consulting functions, a market-driven innovation philosophy and expanded leverage of global product development resources.
As part of the restructuring, Fair Isaac has identified and is eliminating approximately 200 now redundant positions in product management, delivery and development functions. These actions are forecasted to yield annualized pre-tax savings of
$24 million, with one-time severance and related costs of $5.7 million.
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“Achieving our EDM vision requires a client-focused, relationship-based approach that creates clear, differentiated value for our clients and industries,” said Tom Grudnowski, CEO of Fair Isaac. “We believe this initiative will stimulate faster growth and enhance profitability through smarter resource alignment, more market-focused innovation and ultimately, stronger client service delivery.”
Specific organizational changes include:
•	Establishment of Integrated Client Networks (ICNs), groupings or segment of clients with similar needs, such as those in a common industry, business profile or geography. While the financial services industry has been divided into multiple ICNs, others focus exclusively on a single industry (for example, telecommunications) or geography.

•	Within ICNs, the creation of consulting-focused client partner roles. Client partners will be responsible for linking the unique decision needs of each client to Fair Isaac’s core EDM applications and capabilities in analytics, data management and software development.

•	Adoption of a new Chief Marketing Officer role designed to oversee the company’s go-to-market strategy and process, proposal optimization, customer satisfaction measures and highly integrated marketing initiatives.

•	Integration of the company’s world-class EDM Applications through enhanced product roadmaps, product definitions and packaged deliverables.

•	Creation of a new EDM Technology and Custom Solutions group to leverage EDM software tools in new decision areas, deliver domain and solution experts to work with clients, create new bundled solutions and build EDM methodologies to support large-scale sales and delivery of EDM solutions.

•	Transition of targeted engineering, quality assurance and maintenance functions to the company’s major development center in Bangalore, India.
Company to Host Conference Call
The company will host a brief conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to address this announcement. The call can be accessed live on the Investor Relations section of the company’s Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through July 13, 2006.
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About Fair Isaac
Fair Isaac Corporation (NYSE:FIC) makes decisions smarter. The company’s solutions and technologies for Enterprise Decision Management give businesses the power to automate more processes and apply more intelligence to every customer interaction. Through increasing the precision, consistency and agility of their decisions, Fair Isaac clients worldwide increase sales, build customer value, cut fraud losses, manage credit risk, reduce operational costs, meet changing compliance demands and enter new markets more profitably. Founded in 1956, Fair Isaac powers hundreds of billions of decisions a year in financial services, insurance, telecommunications, retail, consumer branded goods, healthcare and the public sector. Fair Isaac also helps millions of individuals manage their credit health through the www.myFICO.com website. Visit Fair Isaac online at www.fairisaac.com.
Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this press release that relate to Fair Isaac, including statements regarding its custom predictive analytics offering and the benefits to be derived from this offering, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including any unforeseen technical difficulties related to the implementation, use and functionality of the offering, the risks that customers will not perceive material benefits from the offering, failure of the product to deliver the expected results, the possibility of errors or defects in the offering, and other risks described from time to time in Fair Isaac’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2005, and quarterly report on Form 10-Q for the period ended March 31, 2006. Forward-looking statements should be considered with caution. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Fair Isaac’s results could differ materially from Fair Isaac’s expectations in these statements. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.
Fair Isaac is a registered trademark of Fair Isaac Corporation, in the United States and/or in other countries. Other product and company names herein may be the trademarks of their respective owners.
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